UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment #1

to

Form S-8 Registration Statement No. 333-205912

MEXUS GOLD US

(Exact name of registrant as specified in its charter)

Nevada	20-4092640
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1805 N. Carson Street, Suite 150, Carson City, NV	89701
(Address of Principal Executive Offices)	(Zip Code)

Paul Thompson, Sr.

Chief Executive Officer

Mexus Gold US

1805 N. Carson Street, Suite 150

Carson City, NV 89701

 (Name and address of agent for service)

(916) 776-2166

(Telephone number, including area code, of agent for service)

_______________________________

Indicate by check mark whether the registrant is a large accelerated filed, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company in Rule 12b-2 of the Exchange Act.

Large Accelerated filer .	Accelerated filer .
Non-accelerated filer . (Do not check if a smaller reporting company)	Smaller reporting company X .

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to Registration Statement on Form S-8, No. 333-205912 (the “Registration Statement”) of Mexus Gold US (the “Registrant”) is being filed to terminate the effectiveness of the Registration Statement and to deregister all unsold securities reserved for issuance and registered for sale under the Mexus Gold US 2015 Stock Incentive Plan (the “Plan”). The Registrant is filing this Post-Effective Amendment No. 1 in accordance with the undertaking in the Registration Statement to terminate the effectiveness of the Registration Statement and to remove from registration all securities that remain unsold at the termination of the offering through the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 to be signed on its behalf by the undersigned, thereunder duly authorized in Walnut Grove, California.

MEXUS GOLD US

/s/ Paul Thompson, Sr.

By: Paul Thompson, Sr., Chief Executive Officer

POWER OF ATTORNEY

The undersigned sole director and officer of Mexus Gold US does hereby constitute and appoint Paul Thompson, Sr., his true and lawful attorney-in-fact and agent, with full power of substitution, for him, and in his name, place and stead, in any and all capacities, to sign the Registration Statement filed herewith and any and all amendments (including post-effective amendments) to the Registration Statement, with all exhibits thereto and all documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the listed capacities on August 12, 2016.

Name	Title

/s/ Paul Thompson, Sr.	Director
Paul Thompson, Sr.